Exhibit E

SIMPLIFIED ALTERNATIVE PUBLIC

CASH OR EXCHANGE OFFER

FOR THE SHARES OF

INITIATED BY

Paris, May 26, 2011

Announcement relating to the availability of the offer document with the AMF visa and of the information relating to, in particular, the legal, financial and accounting characteristics of EDF

TERMS OF THE SIMPLIFIED ALTERNATIVE PUBLIC OFFER:

Consideration for the simplified cash offer: EUR 40 per share of EDF Energies Nouvelles (ex-dividend)

Consideration for the simplified alternative stock offer: 13 EDF shares to be issued that will carry full rights as from

January 1, 2011 for 11 EDF Energies Nouvelles shares (ex-dividend)

OFFER PERIOD:

15 trading days

This announcement has been prepared by EDF and is made available in accordance with articles 231-27 1° and 2° and 231-28 of the General Regulations of the Autorité des marchés financiers (the “AMF”).

Pursuant to article L. 621-8 of the French Monetary and Financial Code and article 231-23 of its General Regulations, the AMF has, in accordance with the compliance decision on the simplified alternative cash or exchange public offer initiated by EDF on the shares of EDF Energies Nouvelles dated May 24, 2011, granted visa No. 11-172 dated May 24, 2011 on the offer document (note d’information) prepared by EDF.

The information relating to, in particular, the legal, financial and accounting characteristics of EDF was filed with the AMF on May 25, 2011.

The offer document with the AMF visa and the information relating to, in particular, the legal, financial and accounting characteristics of EDF are available on the website of the AMF and EDF (www.amf-france.org and http://finance.edf.com, link “News and publications”, respectively). These documents may also be obtained free of charge upon request to:

Barclays Capital 34/36, Av de Friedland 75 383 Paris cedex 8	Credit Suisse AG, Succursale de Paris 25 avenue Kléber 75784 Paris cedex 16	Société Générale GLFI/GCM/SEG 75886 Paris cedex 18

EDF 22/30 avenue de Wagram 75382 Paris cedex 08

Prior to the opening of the offer period, the AMF and Euronext will publish a notice for the opening of the offer period and a notice presenting the terms and calendar of the offer.

The offer is being extended into the United States pursuant to an exemption from the U.S. tender offer rules provided by Rule 14d-1(c) under the U.S. Securities and Exchange Act of 1934. The EDF shares to be issued in connection with the Exchange Offer will not be, and are not required to be, registered with the SEC under the U.S. Securities Act of 1933, in reliance upon the exemption from the registration requirements of the U.S. Securities Act of 1933 provided by Rule 802 thereunder.

The offer will be made for the securities of a French company and is subject to French disclosure requirements, which are different from those of the United States. The financial information included in the document de référence of EDF has been prepared in accordance with accounting standards applicable in France and thus may not be comparable to financial information of United States companies or companies whose financial statements are prepared in accordance with generally accepted accounting principles in the United States. The offer will be made in the United States pursuant to the Tier I exemption under U.S. tender offer rules and otherwise in accordance with the requirements of the French Commercial Code and the General Regulations of the French AMF (as referred to in the note d’information). Accordingly, the offer will be subject to disclosure and other procedural requirements, including with respect to withdrawal rights, offer timetable, settlement procedures and timing of payments that are different from those applicable under U.S. domestic tender offer procedures and law.

It may be difficult for you to enforce your rights and any claim arising out of the U.S. federal securities laws, since EDF is located in a non–U.S. jurisdiction, and some or all of their officers and directors may be residents of non–U.S. jurisdictions. You may not be able to sue a non–U.S. company or its officers or directors in a non–U.S. court for violations of the U.S. securities laws. Further, it may be difficult to compel a non–U.S. company and its affiliates to subject themselves to a U.S. court’s judgment.

This announcement has been provided for informational purposes only. Under no circumstances shall it be deemed as an extension of a public offer, or a purchase, sale or exchange offer of securities (or as a solicitation to sell, purchase or exchange securities) in any jurisdiction whatsoever. The release of this announcement may be restricted by law in certain jurisdictions and, therefore, any person holding this document must enquire about applicable legal restrictions and comply with them.